Exhibit 99.1
February 5, 2008
BTP Acquisition Company, LLC
IEAC, Inc.
10100 Santa Monica Boulevard, Suite 1259
Los Angeles, California 90067
Attention: Susan Tregub, Esq.
CT1 Holdings, LLC
10100 Santa Monica Boulevard, Suite 1259
Los Angeles, California 90067
Attention: Susan Tregub, Esq.
R2D2, LLC
10100 Santa Monica Boulevard, Suite 1259
Los Angeles, California 90067
Attention: Susan Tregub, Esq.
Re: Amended and Restated Agreement and Plan of Merger, dated as of June 27, 2007, among
Image Entertainment, Inc., BTP Acquisition Company, LLC and IEAC, Inc. (“Merger Agreement”)
Dear Ms.Tregub:
Reference is made to (i) the Merger Agreement and (ii) that certain Guarantee (“Guarantee”), dated as of March 29, 2007, by CT1 Holdings, LLC and R2D2, LLC (collectively, “Guarantors”) in favor of Image Entertainment, Inc. (“Image”). Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement.
Pursuant to Section 7.01(f) of the Merger Agreement, Image hereby terminates the Merger Agreement, effective immediately. Pursuant to Section 7.02(c)(i) of the Merger Agreement, Image hereby demands prompt payment of the Business Interruption Fee ($4,200,000) by wire transfer of same day funds to the account designated on Annex A hereto.
In addition, please be advised that this letter shall constitute notice to the Guarantors under the Guarantee pursuant to which the Guarantors have absolutely, irrevocably and unconditionally guaranteed, among other things, the prompt and complete payment in cash of the Business Interruption Fee.
20525 NORDHOFF STREET • SUITE 200 • CHATSWORTH, CA 91311-6104 • TEL 818.407.9100
www.image-entertainment.com

Furthermore, we respectfully remind Parent, Merger Sub and the Guarantors of the provisions of Section 7.02(c)(ii) of the Merger Agreement, which provides that if the Business Interruption Fee is not promptly paid when due and Image commences a suit that results in a judgment for the Business Interruption Fee, Parent shall pay to Image its costs and expenses (including reasonable attorney’s fees) in connection with such suit and the reference thereto in Section 1(ii) of the Guarantee.
Finally, we inform Parent, Merger Sub and the Guarantors that pursuant to those certain Irrevocable Trust Instructions, dated January 14, 2008 (“Trust Instructions”), among Image, Parent and Manatt, Phelps & Philips, LLP, special legal counsel to Image (“Manatt”), Image has sent the required written notification under such Trust Instructions to permit Manatt to release the $3,000,000 deposit from the trust account and pay such amount directly to Image.

Yours truly, IMAGE ENTERTAINMENT, INC.
By:	/s/ Dennis Hohn Cho
	Name:	Dennis Hohn Cho
	Title:	General Counsel

cc:	Martin W. Greenwald Gordon M. Bava, Esq. David Grinberg, Esq. David Bergstein Michael Barnes, Esq. Richard J. Welch, Esq. CT1 Holdings, LLC R2D2, LLC